Exhibit 11.1

GUIDE TO BUSINESS CONDUCT

BHP Billiton Limited ABN 49 004 028 077

May 2003

Contents
Introduction	2
Charter	3
Company Policies, Standards and Guidelines	4
Compliance with the Law	4
Competition Law	4
Health, Safety, Environment and Community	5
Alcohol, Drug, and Tobacco Use	7
Equality in Employment	8
Confidentiality	9
Inside Trading	9
Intellectual Property	10
Personal Information and Privacy	10
Public Release of Company Information	11
Using Company Resources and Fraud Prevention	11
Information Systems	13
Relationships with Governments	14
Political Contributions and Activities	15
Financial Inducements	16
Facilitation Payments	16
Use of Third Parties and Agents	18
Travel, Entertainment and Gifts	19
Conflicts of Interest	21
Outside Activities	23
Cultural Sensitivity	24
Violations of Company Policies and Standards	24
Accountability	25
Responsibilities of All Employees	25
Responsibilities of Managers and Supervisors	25
Responsibilities of the Board and Executives	25
Global Ethics Panel	25
Business Reporting Requirements	26
Dealing with a Concern	27
Identifying a Business Conduct Issue	27
Where to Go for Assistance	27
Business Conduct Helpline	28
Group Audit Services Fraud Hotline	29

STRENGTHENING OUR REPUTATION FOR INTEGRITY

INTRODUCTION

BHP Billiton is a leading global resources company and business ethics is a key issue for all global companies. We care about obtaining good results and equally about how those results are obtained.

BHP Billiton is a leading global resources company and business ethics is a key issue for all global companies. We care about obtaining good results and equally about how those results are obtained.

This Guide defines our basic principles of business conduct. In following these principles, you should feel comfortable and confident that you are conducting yourself appropriately. The Guide is not a prescriptive set of rules for business behaviour, it is a practical set of principles - our behavioural compass, giving direction and reflecting our approach to business conduct.

The Guide to Business Conduct is strongly influenced by the BHP Billiton Charter. You will note the emphasis on integrity - people being confident that we’ll do what we say we’re going to do. We remain committed to our conviction that BHP Billiton’s business goals can best be attained through honesty, fairness and integrity in everything we do. It also picks up on the importance we place on taking responsibility, achieving high performance, delivering on commitments and earning trust.

BHP Billiton’s worldwide reputation relies on the business conduct of every employee. In every action we take we should be true to ourselves and bring lasting benefit to the Company. We invite you to read the Guide and join us in using it as a valuable reference.

Chip Goodyear

Chief Executive Officer

CHARTER

CHARTER

We are BHP Billiton, a leading global resources company.

BHP BILLITON CHARTER

We are BHP Billiton, a leading global resources company.

Our purpose is to create value through the discovery, development and conversion of natural resources, and the provision of innovative customer and market-focused solutions.

To prosper and achieve real growth, we must:

Actively manage and build our portfolio of high quality assets and services.

Continue the drive towards a high performance organisation in which every individual accepts responsibility and is rewarded for results.

Earn the trust of employees,customers, suppliers, communities and shareholders by being forthright in our communications and consistently delivering on commitments.

We value:

Safety and the Environment - An overriding commitment to health, safety, environmental responsibility and sustainable development.

Integrity - Doing what we say we will do.

High Performance - The excitement and fulfilment of achieving superior business results and stretching our capabilities.

Win-Win Relationships - Having relationships which focus on the creation of value for all parties.

The Courage to Lead Change - Accepting the responsibility to inspire and deliver positive change in the face of adversity.

Respect for Each Other -The embracing of diversity, enriched by openness, sharing, trust, teamwork and involvement.

We are successful in creating value when:

Our shareholders are realising a superior return on their investment.

Our customers and suppliers are benefiting from our business relationships.

The communities in which we operate value our citizenship.

Every employee starts each day with a sense of purpose and ends each day with a sense of accomplishment.

Chip Goodyear

Chief Executive Officer

January 2003

POLICIES, STANDARDS AND GUIDELINES

POLICIES, STANDARDS AND GUIDELINES

We are all responsible for BHP Billiton achieving the highest levels of business conduct. All BHP Billiton employees are accountable for acting in line with the policies and standards outlined in this section.

We are all responsible for BHP Billiton achieving the highest levels of business conduct. All BHP Billiton employees are accountable for acting in line with the policies and standards outlined in this section. References to employees include reference to non-executive directors where it is clearly applicable to their duties as BHP Billiton directors.

Consultants, contractors and partners working with or for BHP Billiton should be informed of relevant policies and standards and of the requirement that they act in accordance with them.

Managers will be held accountable for BHP Billiton’s policies and standards being followed, even if compliance costs the Company business in the short term. Proper business conduct is in our long-term interests because it creates loyalty and trust in employees, customers, the communities in which we operate, and other stakeholders.

This section of the Guide contains policy statements and summaries for many key areas of business conduct. It addresses some of our main issues of concern, but it is not comprehensive. It is important that you ask your manager or supervisor for information about issues that are not covered, including site specific practices and standards.

Most of the policy statements are followed by one or more questions and answers (Q&As). The Q&As are included to clarify the policies and to address the kinds of specific issues you may face in your work.

Compliance with the Law

BHP Billiton employees must comply with the letter and, where it is clear, the spirit of all laws and regulations relating to their business conduct. This includes understanding the laws and regulations relevant to their work and complying with the legal requirements of the country in which they are working. In some cases, such as with unlawful foreign payments, the laws of BHP Billiton’s or an individual’s home country may outlaw particular conduct that is carried out in another country.

Some laws affect everyone, such as those concerning equal employment opportunity and occupational health and safety. Other laws primarily affect employees in particular roles, such as those concerning product liability, trade practices and protection of the environment.

The laws that govern our activities may be complex, but ignorance of the law does not excuse BHP Billiton or its employees from their obligation to comply. Employees should seek advice from a BHP Billiton Legal adviser if they are unclear about laws or regulations relating to their work. Matters relating specifically to taxation should be referred to the relevant Business Tax adviser for guidance.

Competition Law

Laws in many countries in which BHP Billiton operates - including the Trade Practices Act in Australia, the anti-trust laws of the USA and the Competition Directives of the European Union - are designed to promote competition in business and to protect the interests of consumers. These laws generally outlaw anti-competitive agreements or understanding between competitors, certain ‘exclusive’ supply or distribution arrangements, misuse of market power to damage competition, anti-competitive mergers and misleading or deceptive conduct. BHP Billiton shares an interest in the conduct of business in a competitive environment.

The laws are actively enforced by national competition authorities (such as the Australian Competition and Consumer Commission) and the national authorities are increasingly collaborating in the investigation and prosecution of conduct in the international arena.

Breaches of competition laws carry potentially serious consequences for BHP Billiton and for employees or other individuals who may be involved. Penalties include imprisonment in some countries, and fines which can run to many millions of dollars. Businesses or consumers who are damaged by unlawful conduct can sue to recover damages as well.

Conduct in breach of these laws is strictly prohibited and must be avoided. Collusive conduct in particular - involving for example understandings with competitors on prices, volumes, terms of sale and the like - will not be tolerated by BHP Billiton. Reference should be made to a BHP Billiton legal adviser for further information and guidelines on the scope and requirements of competition laws applicable in particular countries or to international transactions. In any case of doubt, consult a BHP Billiton legal adviser.

Q	What happens if there is a conflict between a BHP Billiton policy and the law in a country in which we operate?

A	BHP Billiton senior managers are responsible for providing clear instructions to employees in their business about how to deal with conflicts between particular laws and BHP Billiton policies. If you find that a policy conflicts with a local law, you should report the discrepancy to your manager or supervisor. It is essential for the Company to be aware of cases in which its policies are inconsistent with local legal requirements.

Q	If a law in a particular country is more liberal or less restrictive than a BHP Billiton policy, is it acceptable to violate the policy?

A	As far as possible, we must comply with both BHP Billiton policy and local law. A less restrictive law should not be used as an excuse for breaching a Company policy. For example, we should adhere to BHP Billiton’s standards of environmental care even in countries that have less stringent legal requirements. However, in some cases, a more restrictive BHP Billiton policy could be viewed as impinging on employees’ legal rights.

For this reason, each situation must be considered individually. Consult your manager or supervisor if you are unclear about what to do in a specific case.

Q	What will happen to me if I have breached a law in the course of doing business for BHP Billiton?

A	If you have any concerns or are uncertain about your action you should report it immediately to allow corrective action to be taken. Criminal penalties frequently apply to breaches of the law, including those relating to anti trust laws and payments to government officials. This may include fines and imprisonment. Additional sanctions may apply for failing to report unlawful activity once it is brought to the company’s attention.

Working Responsibly at BHP Billiton

Our Health, Safety, Environment and Community Policy

At BHP Billiton, we are committed to sustainable development. Health, safety, environment and community responsibilities are integral to the way we do business. We commit to continual improvement in our performance, efficient use of natural resources and aspire to zero harm to people and the environment.

Wherever we operate we will:

Develop, implement and maintain management systems for health, safety, environment and the community that are consistent with internationally recognised standards and enable us to:

•	identify, assess and manage risks to employees, contractors, the environment and communities;

•	strive to achieve leading industry practice;

•	meet and, where appropriate, exceed applicable legal and other requirements;

•	set and achieve targets that include reducing and preventing pollution;

•	develop our people and provide resources to meet our targets;

•	support the fundamental human rights of employees, contractors and the communities in which we operate;

•	respect the traditional rights of indigenous peoples;

•	care for the environment and value cultural heritage; and

•	advise on the responsible use of our products.

Seek opportunities to share our success by:

•	working with communities to contribute to social infrastructure needs through the development and use of appropriate skills and technologies; and

•	developing partnerships that focus on creating sustainable value for everyone.

Communicate with, and engage, employees, contractors, business partners, suppliers, customers, visitors and communities to:

•	build relationships based on honesty, openness, mutual trust and involvement; and

•	share responsibility for meeting the requirements of this policy.

We will review regularly and report publicly our progress and ensure this policy remains relevant to the needs of our stakeholders. We will be successful when we achieve our targets toward our goal of zero harm and are valued by the communities in which we work.

Q	Despite what the Company says about safety first, my supervisor demands that we meet output targets that can only be met by breaking safety procedures. I raised this issue with other people on my shift, but they told me to keep quiet or I might be fired. What should I do?

A	Safety procedures should never be compromised. One of our key Charter values is an overriding commitment to safety. Putting safety procedures second to production is inconsistent with this. You should first consider discussing the situation with your supervisor. If you are too uncomfortable to approach your supervisor, or if you are unsuccessful in gaining his or her attention, you should speak with the next level of management or consult another source of advice listed in this Guide. BHP Billiton will not tolerate retribution against employees who raise genuine concerns.

Q	I slipped and strained my back at work, but I do not want to report it because I was partially to blame and it will break my unit’s injury free record. What should I do?

A	It is not BHP Billiton’s approach to ignore or hide a problem. All accidents should be reported and investigated promptly so that the Company can take whatever action is necessary to prevent similar incidents in the future. Corrective actions might include changes to work procedures or additional safety training.

Q	I believe some of our local contractors may be using under age labour to fulfil obligations to BHP Billiton. What can the Company do about this?

A	Immediately report and discuss your concern with your manager or senior management within your business. BHP Billiton endorses the principles set out in the United Nations Universal Declaration of Human Rights and will support the fundamental human rights of employees, contractors and the communities in which we operate. BHP Billiton has full responsibility for meeting human rights standards for those operations over which it has control and will take all possible steps to ensure its standards are understood and shared by contractors and other parties.

Q	There has been some local civil unrest and our site has been offered security support by the government using the local military. This may help ensure the safety of our employees, but there is uncertainty about the past behaviour of the military, particularly its handling of individuals involved in civil unrest. Does this raise human rights issues for BHP Billiton and should we be using the local military?

A	It is inevitable that BHP Billiton will be operating in countries with varying levels of political and social unrest, however unless there are exceptional circumstances, such as the safety of our employees, the Company would not operate with the use of military protection.

Q	Under certain adverse weather conditions, we can maintain production in our plant only by allowing some partially treated effluent to discharge into the public waste water system. My supervisor does not think this is a problem because our total annual emissions are below statutory limits and it would cost too much to fix the situation anyway. Should I be concerned?

A	Yes. First appreciate that some statutory limits have been set with a view to allowing issues to be progressed in a priority way. If you feel there is a better way, you should discuss this with your supervisor.

You should also pursue any breaches of statutory limits with your supervisor and, if you are still concerned, with a more senior officer.

Q	Results of monitoring the impact of our mine on downstream water quality suggest higher levels of contaminants than we forecast in the original environmental impact assessment approved by the national and local governments. The concentrations are still well below internationally accepted standards and reducing the concentrations to the approved levels could make the mine uneconomical and lead to the loss of jobs. Local management is unwilling to discuss the matter. What should I do?

A	This problem must be studied so BHP Billiton managers can determine whether it is a temporary or permanent feature of the operation and decide what should be done. If your local management will not address the matter, you should consult one of the other sources of advice listed in this Guide. It is not BHP Billiton’s approach to ignore or hide a problem.

Q	One of our contractors is paying its employees below the local legal minimum pay rates. What is BHP Billiton’s position in relation to this situation?

A	BHP Billiton is committed to ensuring that all its employees are paid at rates that are at or above the legal minimum wherever we operate. We are also committed to ensuring that our contractual arrangements do not exploit under aged or under paid people and accordingly, the matter should be raised with the BHP Billiton manager responsible for the contract.

Alcohol, Drug and Tobacco Use

BHP Billiton recognises that circumstances vary among different cultures and countries regarding the use of alcohol, drugs and tobacco. However, despite these differences, every Company employee is responsible for taking appropriate steps to prevent workplace injuries and illnesses and for contributing to a safe and healthy work environment. This obligation includes responsible behaviour with respect to the use of alcohol, drugs and tobacco at work, when conducting Company business and at Company-sponsored activities.

Employees must not be impaired by illegal or legal drugs, including alcohol, while at work or when conducting Company business. Repeatedly poor work performance caused by alcohol or drug use, or significant impairment that creates a safety risk, are regarded as serious misconduct. In addition, BHP Billiton prohibits the possession, transfer, or use of illegal substances on Company premises, in conjunction with Company business, or at Company functions.

Alcohol and drug use can affect work performance, posing health and safety risks to employees. For this reason, some BHP Billiton businesses have introduced drug testing, supported by programs to assist employees with alcohol and drug problems. Employees may be subject to random testing to reduce this risk and this may involve the testing of breath or body fluids to find out if drugs are being used. The primary aim is to discourage abuse, offer help and access to confidential treatment.

To prevent passive smoking exposure, all Company buildings and sites must have designated smoking and non-smoking areas. Smoking should be prohibited in all shared work areas and in other communal areas such as conference rooms, dining facilities, reception areas and first aid rooms. Smoking should also be prohibited in buildings or offices that use a recycling air conditioning system, Company vehicles carrying non-smoking passengers and places in which smoking creates a significant fire risk.

If smoking areas are provided, they should be sealed off from adjacent work areas, clearly marked, adequately ventilated and reasonably convenient. Smoke should not be able to enter a recycling air conditioning system and non-smokers should not be exposed to passive smoking in any way.

The Vice President Human Resources for each Business is responsible for ensuring that appropriate guidelines are implemented with respect to this policy.

Q	When I travel on business, I occasionally have lunch or dinner meetings with potential customers. Does this policy mean that I cannot have a glass of wine with my meal?

A	BHP Billiton does not prohibit the consumption of alcohol during business meetings. However, you must make responsible decisions about the amount of alcohol you consume to ensure that your behaviour and judgment are in no way impaired or appear to be impaired.

Q	My job involves the operation of heavy machinery. My doctor prescribed some medication to help me recover from a bad cold and the instructions on the bottle state that it could make me drowsy. What should I do?

A	Immediately advise your manager or supervisor of the situation. You must not operate machinery while under the influence of medication that could impair your abilities. You will probably be assigned to other duties until you stop taking the medication.

Q	I am organising our work unit’s annual holiday function. It will be held at a local restaurant and alcohol will be available. What can I do to help ensure that people who decide to drink alcohol return home safely?

A	Considering the duration of the function, you should set an appropriate limit on the amount of alcohol provided at Company expense. This will reduce the likelihood that participants will consume enough alcohol to impair seriously their ability to drive. In addition, the invitations to the function should state that participants need to make safe travel arrangements if they intend to drink alcohol. For further guidance, you should consult an Occupational Health and Safety representative in your business.

Q	My site is introducing random testing for drugs. I don’t use any illegal drugs so I don’t believe I need to be tested, after all, testing is an invasion of my privacy.

A	Testing is at the discretion of local management and would take into account local legislative requirements. It may be random to ensure all employees can operate safely, free from the influence of drugs, or it may be conducted because of the type of work you do. Testing is not only for illegal or illicit drugs. It is also carried out for alcohol and may even pick up prescription drugs you may be taking which may impact on your ability to perform certain tasks. The aim of testing is to ensure safety, not to allocate blame after an incident. Also, testing should be done in a way that maintains an individual’s privacy and dignity.

Equality in Employment

BHP Billiton is committed to developing a diverse workforce and to providing a work environment in which everyone is treated fairly and with respect.

Employment with BHP Billiton must be offered and provided based on merit. All employees and applicants for employment should be treated and evaluated according to their job-related skills, qualifications, abilities and aptitudes only. Decisions based on attributes unrelated to job performance (e.g. race, colour, gender, religion, personal associations, national origin, age, disability, political beliefs, marital status, sexual orientation, family responsibilities, etc.) may constitute discrimination and are prohibited. Decisions relating to suppliers, customers, contractors and other stakeholders should also be based on merit.

Harassment in any form is unacceptable. Actions that constitute harassment are regarded by BHP Billiton as serious misconduct.

A more detailed version of BHP Billiton’s Equality in Employment policy is available from Human Resources.

The policy provides information of which all employees should be aware, including definitions of harassment and discrimination, the grievance procedure, and guidelines for managing complaints.

Q	Members of my work team make jokes about my racial background. When I tell them that I find it offensive, they laugh and say that I am being too sensitive. Should I just ignore it?

A	No. BHP Billiton will not tolerate any kind of harassment. You should discuss the situation with your supervisor or manager. Alternatively, you can contact your Human Resources representative or one of the other sources of advice listed in this Guide.

Q	I believe that I did not receive a promotion for which I am completely qualified because my manager prefers to promote employees who do not have children. I have heard my manager say that family obligations inevitably interfere with job performance. Is there anything I can do?

A	All employment-related decisions (e.g. promotion, remuneration, training opportunities, etc.) should be based entirely on merit. Decisions based on personal attributes rather than job-related performance and qualifications may constitute discrimination. You should discuss the situation with your manager, Human Resources representative, or another source of advice identified in this Guide.

Q	My business unit usually appoints unmarried employees to projects that require relocation because it is less expensive for the Company. Is this a policy violation?

A	Selection decisions must not be based on marital status. If your business unit determines that it would be too costly to relocate an employee’s family, this may affect the employment conditions of the assignment, but it should not exclude a married employee from being offered the position. The assignment should be offered to the most suitably qualified employee, regardless of their marital status.

Q	In my country, it is unacceptable for supervisors to be younger than their subordinates and this regularly influences promotion decisions. According to Company policy this practice would be regarded as age discrimination. However, it would be very disruptive for us to disregard this well-established cultural norm. What should we do?

A	BHP Billiton recognises and respects the cultural differences that exist among the countries in which it operates and it is not the intention to cause offence when policies are implemented. BHP Billiton country representatives and senior management within the Businesses are responsible for identifying possible policy conflicts with cultural or social traditions in particular countries and, if a conflict exists, to provide clear guidance to employees on communication and implementation of the relevant policy with sensitivity to local customs or conditions.

Confidentiality

Employees are required to protect proprietary, commercial and other information that is confidential to BHP Billiton. These obligations of confidentiality continue after an individual’s employment with BHP Billiton ends.

Information that is not generally available concerning the activities, results, or plans of BHP Billiton or an associated company (i.e. inside information) must be used for authorised purposes only. Such information should be handled and communicated with care, and must not be disclosed outside the Company without proper authority. It must never be used for personal gain.

Confidentiality provisions should be included in contracts with consultants, contractors, and other parties who provide services to the Company.

Managers and supervisors in each business unit are responsible for ensuring that arrangements are in place for protecting sensitive and confidential information.

Inside Trading

Laws against inside trading in Australia and other countries make it unlawful to deal in the shares of a company while in possession of material information about the company which has not become public.

If you are in possession of information concerning BHP Billiton that is not generally available, and which a reasonable person would expect to have a material effect on the share price, it is unlawful for you to buy, sell or otherwise deal in BHP Billiton shares. It is also unlawful in those circumstances to encourage someone else to deal in BHP Billiton shares or to pass the information to someone you know may use the information to buy or sell BHP Billiton shares. There are serious penalties including possible imprisonment for violations of these laws.

While BHP Billiton keeps the market informed, in accordance with continuous disclosure, of material developments concerning its business, individuals working for BHP Billiton will from time to time have access to price-sensitive information concerning the Company - for example negotiation of a major transaction which has not yet reached fruition - before it is disclosed to the market. Accordingly, individuals who from time to time do have access to such information must consider their position carefully, when thinking of dealing in BHP Billiton shares (or communicating with others about BHP Billiton shares or that information), to ensure that they do not do so at a time when it would be unlawful. If in doubt, advice should be sought from the Company Secretary or a BHP Billiton legal adviser.

For directors, executives and other employees who have access to information about the progressive financial performance of BHP Billiton, the period of one month following a quarterly profit announcement normally provides a window of opportunity for dealing in BHP Billiton shares, in that the market can be taken to be generally as well informed during that period as they are in regard to overall financial performance. However, even during that window period, you need to satisfy yourself that you are not in possession of other price sensitive information - for example a major transaction that is still to be announced - that is not generally available.

A more detailed version of BHP Billiton’s policy on dealing in shares of BHP Billiton and other companies is available from BHP Billiton Legal.

Intellectual Property

Employees who participate in the development of processes or products that will be used by the Company, or who have access to the results of such work, must regard this information as the property of BHP Billiton both during and after their period of employment with the Company.

Employees must inform BHP Billiton of the results of all work done during or outside of working hours that relates to the business or operation of the Company. BHP Billiton is entitled to the exclusive benefits of any patents, mineral leases, etc. relating to or resulting from this work. Employees may be required to enter into confidentiality agreements or to assist BHP Billiton in obtaining patents, copyrights, or protection in the name of the Company.

Personal Information and Privacy

BHP Billiton will only collect personal information from its employees ethically and lawfully. It also seeks to collect information in a fair manner, and in a way which is not unreasonably intrusive.

If you are collecting personal information on behalf of the Company you must inform the person involved of the purpose for which information is collected and be aware that, subject to some limitations, employees will be able to gain access to the information collected on request. Steps must be taken to ensure that data is appropriately accurate and current and that data is stored no longer than necessary.

Employees must ensure that the confidentiality of personal information contained in Company records is strictly maintained. Personal information relating to individuals, including individual employees, should not be provided to other employees unless it is required to perform their jobs. Information relating to employment records, salaries, addresses, etc. cannot be released to external organisations unless required by local law or upon informed consent from the relevant employee.

Q	I am typing a report for my supervisor that contains some confidential information about BHP Billiton’s activities. A few of my friends outside work are interested in this particular area of business. Is there any harm in discussing the report with them in general terms?

A	You must never disclose confidential Company information to friends, family members, or anyone else outside BHP Billiton. This policy applies regardless of whether the information was obtained directly (e.g. financial results you calculated) or indirectly (e.g. a conversation you overheard), or whether you disclose the information in general or specific terms. Violations of this policy are regarded as serious misconduct.

Q	Family and friends sometimes ask me about BHP Billiton and whether they should buy shares in the Company. Is it a problem if I tell them what I know about the business or if I recommend that they buy our shares?

A	It is best to refer people to professional investment advisers. You must be very careful not to divulge material inside information or to make share recommendations based on it. There are strict laws governing inside trading that apply to you and to anyone else to whom you give price-sensitive information. Buying or selling shares on the basis of non-public information could make you and the recipient of the information liable to prosecution. For further information about this issue, consult a BHP Billiton legal adviser.

Public Release of Company Information

BHP Billiton is obliged to inform the Stock Exchanges on a continuous basis of any information concerning the company that is likely to affect the share price. This has to be done without delay and before such information is released to others. The Company Secretary and the Vice President Investor Relations and Communications co-ordinate disclosures in accordance with relevant obligations. They should be alerted to developments that may call for disclosure and their advice should be sought in cases of doubt.

All internally produced materials (e.g. brochures, press releases, reports for government departments, etc.) must be approved by the relevant Vice President prior to distribution outside the Company. The matter should also be referred to the business or regional External Affairs representative or the Vice President Investor Relations and Communications if any doubt exists about the appropriateness of the material or if the material will be distributed nationally or internationally. In all cases, it is the responsibility of the Vice President to ensure that the Business’ External Affairs department receives a copy of the material.

Employees who are asked to make public speeches on topics related to BHP Billiton must obtain the permission of their manager or supervisor. If the matter appears to have significant importance, or could raise sensitive issues, it should be referred to the Vice President Investor Relations and Communications or business or regional External Affairs representative.

Any employee who wishes to contribute an article or paper to an outside publication on a topic related to BHP Billiton must ensure that the document is approved in advance by the relevant Vice President. The document should be referred to the business External Affairs representative or the Vice President Investor Relations and Communications if further guidance is required. More generally all public communication, including filing with regulatory authorities, must be full, fair, accurate, timely and understandable.

Q	A reporter for a local newspaper has asked me to answer some questions about BHP Billiton. I think I know the answers to her questions. Should I speak with her?

A	This depends on whether you have been designated by the head of your business unit as the person to speak publicly on this issue. If you are at all unsure, check before responding with your head of business unit or the senior External Affairs person. In fielding the inquiry ensure you record the journalist’s name and media organisation, the precise subject matter on which she is seeking comment and any deadlines involved.

Q	I would like to publish a paper containing the results of research I have done while working for BHP Billiton. I think it would be good for my professional development. Is this allowed?

A	It depends on the sensitivity of the research results. Approval will normally be granted if the contents of the paper are not confidential. You must receive approval from senior management in your business unit before you can proceed. Talk to your manager or supervisor about your interest. They will be able to advise you of the confidentiality of the results and, if possible, assist you in obtaining the necessary approval.

Using Company Resources and Fraud Prevention

Employees must not use Company funds, property, equipment, or other resources for personal benefit. In addition, employees are responsible for safeguarding the Company resources under their control, including information and for maintaining accurate records regarding the use of these resources. Instances of fraud by their very nature represent unacceptable behaviour within the Company and should on all occasions be reported (see Business Reporting Requirements on page 26). Fraud generally involves some form of deceit, theft, trickery, acts of omissions or making of false statements, breach of trust and guilty intention with the object of obtaining money or other benefit. A fraudulent act can have significant consequences to BHP Billiton and the individuals involved, including loss of sales and access to financing, withdrawal of licenses, litigation and damaged reputation.

At all times employees should use Company funds sensibly and effectively. Expenditures must be reported accurately and in a timely way. Submission of a fraudulent expense report is regarded as serious misconduct.

An accurate and auditable record of all financial transactions relating to the Company must be maintained in accordance with generally accepted accounting principles. No entry should be made in the Company’s records that distorts or disguises the true nature of any transaction. Non-financial records (e.g. personnel files, environmental documentation, safety statistics, etc.) must also be accurately and rigorously maintained.

Unauthorised removal of Company equipment, supplies, or other resources is regarded as theft. Similarly, Company resources must not be sold, loaned, or donated without management approval.

Employees should take appropriate precautions to prevent theft, damage, or misuse of Company resources. For example, unattended buildings, storage areas and Company vehicles should be locked when they are not in use. Employees must not duplicate keys to Company property without authorisation from management.

Employees should not destroy or dispose of Company resources without management approval unless the items are of nominal value and can no longer be used (e.g. office supplies). Intentional damage of company resources is unacceptable and is prohibited.

Disposal of Company accounts, records and other documentation should be in accordance with the standards and guidelines developed by BHP Billiton Archives.

Information is available from the Group Centre Archivist or via the BHP Billiton Intranet.

For further information on BHP Billiton Fraud Policy refer to the Group Audit Services website.

Q	For a forthcoming business trip, my supervisor has asked me to arrange for his business class airline ticket to be exchanged for two economy class tickets. He told me that he wants to take his wife on the trip with him. Should I do it?

A	No. Cashing in a business class ticket in order to purchase two economy class tickets constitutes improper management of Company resources. Your supervisor has been provided with that ticket so he can conduct Company business, not so his spouse can have a free trip. Advise your supervisor that you feel uncomfortable making these arrangements. If he insists on doing it, you should raise the issue with the next level of management or one of the other sources of advice identified in this Guide.

Q	I have had many unexpected expenses this month. I am thinking about adding a few additional hours to my time sheet in order to get some extra money. I plan to make up the time, so this would really just be an advance on my salary. Is this a problem?

A	Yes. BHP Billiton prohibits employees from providing false information on time sheets in order to obtain payment for time not worked. If you did this, you would be falsifying Company records and misusing Company funds. Talk to your supervisor or manager instead. There may be something that can be done to assist you.

Q	My manager sometimes uses her Company credit card to entertain personal friends. She has told me that this is acceptable because she usually discusses work on these occasions and because the Company owes her a few free meals for all the hard work she devotes to her job. Should I process these credit card bills as legitimate entertainment expenses?

A

No. Your manager has been given a Company credit card to cover expenses incurred while conducting BHP Billiton business, including reasonable expenditures for entertainment. Business protocol in some locations might even require your manager to be accompanied by her partner or another family member when entertaining a BHP Billiton visitor and on such occasions, it is acceptable for her to pay for that person’s expenses with her Company credit card. However, if you are certain that your manager’s entertainment expenses are completely personal and have no connection with BHP Billiton business, you should not process her bills. Advise her that you feel uncomfortable about the situation. If she insists that you continue to process her personal expenses, you should raise the issue with the next level of management or one of the other sources of assistance listed in this Guide.

Q	What’s the difference between fraud and misappropriation and do I need to report it?

A	There is very little difference. Misappropriation is a more general description and includes, for example, theft of cash or any other Company assets, including information, or the unauthorised taking of any benefit at Company expense. If you are at all concerned there may have been a fraud or misappropriation committed in your work area by any persons, whether or not they be employees, you should report this immediately to senior management and Group Audit Services.

Information Systems

BHP Billiton employees use a wide range of information systems to conduct business (e.g. voice mail, facsimile, the Internet, electronic mail, etc.). Employees are responsible for protecting Company information communicated or stored using these systems.

All hardware, software and data must be adequately safeguarded against damage, loss, theft, alteration and unauthorised access. Sensitive transactions (e.g. contractual commitment, financial transfers, etc.) must not be conducted electronically unless security can be guaranteed and the transaction will be auditable. If authentication is important, the transaction should be confirmed using non-electronic means.

Use, duplication, or sale of proprietary software, except as described in the manufacturers/owners licence agreement or conditions applying to use, is an infringement of copyright law and is strictly prohibited.

The Company’s electronic communications systems are Company resources and all electronic communications are regarded as Company records. Offensive material (e.g. pornography) is not permitted on BHP Billiton systems in any form.

BHP Billiton reserves the right to monitor employee use of its information systems. Subject to Vice President approval, the Company may access and disclose the contents of electronic messages and files. BHP Billiton does not guarantee the privacy of electronic communications or information stored on Company systems. This material may be accessed through activities such as the maintenance of mail systems and computer networks.

Employees have access to Company information systems to assist them in performing their jobs. Personal use must be approved by management. Modest personal use may be allowed if it is unrelated to outside business activities and does not interfere with Company business or the performance of work responsibilities. Significant personal use is not permitted.

Detailed policies and guidelines are available from Information Systems or via the BHP Billiton Intranet.

Policies and standards have been developed relating to numerous issues, including many that are not directly addressed in this Guide (e.g. procurement of technology, etc.).

Q	What can I do to ensure that I am adequately protecting the information I communicate and store via Company information systems?

A	There are a number of steps you can take to ensure that this information is protected. For example:

•	do not share your computer password or any other system or network access information with anyone who is not authorised to know it. Do not write this information down unless the document on which it is written will be securely stored;

•	ensure that a current virus protection program is installed on all computers you use for work. Take particular care to scan files that have been obtained from external networks; and

•	check the addresses you have selected before you send an electronic mail message. Similarly, verify that you have entered the correct fax number before sending a facsimile message.

Q	I am taking a course at a local university and I sometimes use my computer at BHP Billiton when I work on my assignments. Is this a policy violation?

A	BHP Billiton allows modest personal use of computers, but you must obtain approval from your manager or supervisor. You must also ensure that your use of the computer is not excessive and does not interfere with Company business.

Q	If I am not doing anything illegal, why would the Company ever need to access my electronic mail, computer files, or other communications?

A	BHP Billiton may be required at times to obtain and disclose relevant electronic records in the course of a legal process, to fulfil its obligations to third parties, or under the laws relating to the retention of business records in certain countries where it operates. If required for such purposes, the Company will request any applicable records from you.

Q	I am on an international assignment. I sometimes use my office telephone to take care of personal business in my home country and my spouse occasionally comes in to use the phone because it is too expensive to call overseas from our apartment. Is this a problem?

A	Yes. BHP Billiton allows modest personal use of Company telephones within the local calling area, but management approval is required for long distance personal calls. Typically, approval will be given for occasional long distance calls to enable international assignees to attend to personal matters (e.g. banking). However, excessive personal use of Company phones and use by friends or family members are prohibited. Your international assignment compensation package is intended to offset additional expenses you might incur relating to telephone use.

Q	I have been using the Internet to research information relevant to my work. I have come across some sites that may contain useful information, but these have been barred from access. Why?

A	It is possible these sites contain offensive or inappropriate material. Access to known offensive Internet sites is barred. Internet access is logged and regularly reviewed and persistent inappropriate usage by individuals may lead to disciplinary action.

Q	My work mates sometimes e-mail interesting information that is not strictly business related. Is it allowable for me to receive and send this type of information?

A	This will depend on the type of information and the frequency with which it is being sent to you. A small amount of private use is acceptable, provided it does not interfere with your or other employee’s normal work. Usage should be consistent with our standards of business conduct. The sending of jokes or other “junk mail” is not appropriate. Sending material which may offend others due to their gender, sexuality, religion or ethnicity is forbidden and may be deemed as harassment. This may leave the sender and BHP Billiton liable under anti-discrimination laws.

Relationships with Governments

Wherever BHP Billiton conducts business, the Company respects the authority of governments. BHP Billiton will maintain honest relationships with these governments and their agencies, officials and personnel.

BHP Billiton’s ability to conduct business is directly affected by government decision-making. Therefore, the company seeks to have open and constructive relationships with governments. BHP Billiton regularly shares information and opinions with governments on issues that affect the Company. The exchange of information and opinions is essential to informed decision-making by both government officials and BHP Billiton.

Employees who provide information to governments on behalf of BHP Billiton must ensure that all information is accurate and complete. Errors or omissions may be construed as a violation of the country’s laws or regulations and may damage the Company’s credibility. Employees who lobby on behalf of the Company or represent BHP Billiton in government matters must comply with all applicable laws and regulations relating to corporate participation in public affairs.

Q	Why do we conduct business with countries whose policies or conduct may not be consistent with generally accepted standards or those to which we aspire?

A	BHP Billiton conducts business in countries where governments are recognised by the Australian Government and are not subject to international sanctions on trade and investment. This does not mean that BHP Billiton endorses the policies and conduct of all of the countries in which it does business.

Political Contributions and Activities

BHP Billiton maintains a position of impartiality with respect to party politics. Accordingly, BHP Billiton does not contribute funds to any political party, politician, or candidate for public office in any country.

BHP Billiton contributes to the public debate of policy issues that affect the Company in the countries in which it operates. For example, BHP Billiton may discuss relevant issues with government officials or provide written advice about the likely impact of proposed policies on the Company. At times, attendance at events hosted by a political party may be required for briefing purposes. Senior management must be consulted if there is any doubt about whether attendance at a function would compromise BHP Billiton’s impartiality.

Q	Does Company policy prohibit me from making personal donations to political parties?

A	No. Personal political contributions are not prohibited by BHP Billiton. This is entirely a matter of personal choice.

Q	As a BHP Billiton employee, may I participate in political activities?

A	You may participate in political activities, provided that they do not involve the use of Company funds, time, equipment, supplies, facilities, or other resources. You must also ensure that it is clear that you are not representing the views of the Company. If in doubt, consult your supervisor, manager, or one of the other sources of advice identified in this Guide.

Q	Does Company policy prohibit BHP Billiton from providing support for research into issues under consideration by government that is not aimed at assisting government or a particular political party or politician?

A	No. BHP Billiton would be prepared to support government research into issues with an existing or potential impact on the Company’s operations. We would only do so, however, if we could ensure impartiality in respect to party politics.

Q	I am responsible for government relations at our BHP Billiton site. To facilitate smooth project approvals and effective government relations, I like to present gifts to government officials from time to time. Is this breaching BHP Billiton policy?

A	Yes. A business gift or courtesy should never be offered under circumstances that might create the appearance of an impropriety. Some countries do not allow gifts to be given to government employees and you could be placing their integrity at risk. If local protocol requires you to exchange gifts with a government official at ceremonial events, meetings or visits, you should ensure the gift is of an appropriate size and type to not be misconstrued as a bribe. You should never present a gift or donation to a political party or politician on behalf of BHP Billiton because this could compromise the Company’s impartiality in respect of party politics.

Financial Inducements

BHP Billiton does not countenance the making of payments or payments in kind (gifts, favours, etc.) to influence individuals to award business opportunities to

BHP Billiton or to make a business decision in the Company’s favour.

In international business, in particular, employees may sometimes come under pressure to make payments or payments in kind to induce others improperly to grant permits or services to which BHP Billiton would not generally be entitled. Never make or agree to such payments.

Under no circumstances will BHP Billiton approve any irregular payment or payment in kind to win business or to influence a business decision in the Company’s favour. Bribes, ‘kick-backs’, secret commissions and similar payments are strictly prohibited. Moreover, they may expose BHP Billiton and relevant employees to criminal prosecution and serious penalties under laws of other countries, as well as those of the country in question.

Bribery is unlawful in most countries. There are potential serious consequences, including imprisonment, in the case of payments to public officials or employees of state-owned business. New laws and agreements are in place as part of an international effort to eliminate corruption and bribery from international business and to ensure that competition is fair and open. The Commonwealth Criminal Code in Australia and the Foreign Corrupt Practices Act in the United States prohibit offering anything of value to foreign officials for the purpose of improperly influencing a decision. This legislation enables each country to prosecute their own citizens and corporations for bribery of public officials abroad. Similar legislation is being introduced by other countries as part of an OECD Anti-Corruption Convention. Failure to account properly for payments can also give rise to penalties.

This policy also applies to agents and third parties who are employed by the Company to represent its interests. Care should be exercised in engaging anyone to act in such a capacity, and in monitoring their performance, to assess their reputation and suitability. In sensitive areas or circumstances the Company’s policy and expectations should be clearly communicated to, and accepted by, the agent or third party (see next section for procedures in relation to the appointment of agents).

Facilitation Payments

At another level, it is not uncommon in some countries for employees to be asked to make relatively minor payments, more by way of a gratuity, to lower level officials or government employees. These payments (sometimes called facilitating payments) are sought to expedite routine services or administrative actions provided or performed by those individuals. BHP Billiton is opposed to making such payments as a matter of policy, and every effort should be made to resist them. An understanding of what lies behind a request (e.g. the person may be seeking recognition or status) may suggest ways to meet the request in an acceptable way.

The Company recognises, however, that in some cases this will not be possible and it will be necessary to form a judgment about what to do in these circumstances. Minor facilitating payments may only be approved and made if:

•	the purpose of the payment is to expedite the completion of a routine service or administrative action which BHP Billiton is entitled to under local law and in the ordinary course of events. The payment must not be an attempt to distort a proper decision-making process;

•	there is no reasonable alternative to making the payment;

•	the business consequence of not making the payment will be serious;

•	the type and amount of the payment is consistent with what is customarily sought, made and sanctioned in the country concerned;

•	the payment will not expose the Company or yourself to legal action under any applicable law or regulation;

•	management is made aware of the payment; and

•	the payment is accounted for clearly and accurately.

The laws based on the OECD convention provide for limited defences only in the case of conduct lawful in the country concerned and payments to facilitate ‘routine government action of a minor nature’. Both place aspects of the onus of proof onto those seeking to establish the defence and in the latter case a prerequisite is that accurate records have been kept of transactions related to any payments of money or giving of a benefit, detailing:

•	the circumstances (conduct) under which the payment was made;

•	the value of the benefit;

•	the date on which the conduct occurred;

•	the identity of the foreign public official or other person the payment was made to;

•	particulars of the routine government action that was sought; and

•	the officer’s signature or some other means of verifying their identity.

If any doubt exists, guidance should be obtained from senior management in the relevant business unit, as well as a BHP Billiton legal adviser if necessary.

Q	A facilitating payment seems to be just another name for a bribe. How can I tell the difference?

A	It is not always easy, and extreme care must be taken to avoid a bribe or corrupt payment. You should address each case individually in consultation with your supervisor or manager. Minor facilitating payments are made in exchange for the completion of a routine administrative service or action to which the Company is entitled in the ordinary course of events (e.g. to connect a telephone or utility service). Such a payment may be seen as similar to a ‘mandatory’ tip. Bribes, however, are payments or payments in kind intended to induce people to act illegally or dishonestly and in that way to corrupt decision-making processes. BHP Billiton absolutely prohibits the payment of bribes.

Q	Equipment that is essential to our operation is being held in a bonded warehouse. The local customs officials will not release it without receiving a payment. Should I pay?

A	Discuss the issue with your manager or supervisor, in terms of this policy, addressing questions such as the following:

•	is payment the only way to get the equipment released?

•	is resolution of the issue vital to our operations?

•	is this a routine administrative matter? Is the required action something that the person or group is meant to do?

•	can we be sure that the payment cannot reasonably be viewed as distorting in the Company’s favour a judgment that is very much in the discretion of the decision-maker?

•	can we be sure that we will not be exposed to legal action under any applicable law or regulation? and

•	is the type and amount of payment consistent with locally accepted practice?

If the answer to all of these questions is ‘yes,’ then as a last resort payment may take place, but it must be accounted for properly.

If there is any doubt, the matter should be referred to relevant senior management for a decision.

Q	I am in the position where a government official has asked for a non-cash or in-kind payment. I have been told that such gift-giving is commonly practiced in this country. Is this permissible?

A	No. These types of payments should be viewed the same way as cash payments, and the same tests apply in terms of this policy. Local custom or practice provides no protection or legitimacy and such a practice may still be illegal. In all cases report the request to your manager or supervisor, and seek advice on what action should be taken. We should never confuse bad practice with culture.

Q	Does this policy apply to payments to official bodies, such as signature bonuses, license fees, royalties, fees for obtaining tender documents, and similar payments?

A	These types of payments are appropriate if they are made to the relevant authorities as a transparent part of a transaction which could be disclosed in the public domain, and are not intended to persuade the recipient to act dishonestly. The processes that are followed must be legal and meet the requirements of this Guide. A manager or supervisor with the authority to approve the amount in question must approve all such payments.

Use of Third Parties and Agents

Business practices or other conditions in certain countries require the use of agents or third parties to represent BHP Billiton’s interests. In many cases these agents can arrange negotiations and services more efficiently than otherwise might be possible. These representatives may be employed, for example, in relation to the marketing of BHP Billiton products or the development of domestic investment opportunities. They must be carefully chosen because improper conduct could damage BHP Billiton’s reputation and expose the Company and individual employees to legal or other sanctions.

The following steps must be taken before appointing a representative:

•	the representative’s reputation and qualifications should be thoroughly checked. There should be no history of improper business practices and no relationships should exist that could improperly influence decisions;

•	BHP Billiton’s policy on financial inducements should be communicated to and accepted by the agent or third party;

•	legal requirements governing the use of agents and third parties should be investigated to ensure that the proposed arrangement complies with all applicable laws;

•	the proposed fee should be reviewed to ensure that it is reasonable for the services being rendered and that it is does not provide incentives to act improperly. Any payment to a third party or agent for services provided in connection with obtaining an order or benefit for BHP Billiton or a subsidiary must be no more than an amount that would be openly payable by local commercial standards;

•	adequate performance monitoring against agreed standards should be in place to ensure that the representative meets BHP Billiton’s expectations regarding business conduct and commercial performance at all times; and

•	exit procedures should be established to enable the arrangement to be terminated quickly in the event of improper or ineffective performance.

Management approval is required before finalising agent or third party arrangements. Managers are accountable for business conduct and are not at liberty to waive the principles and standards enunciated in this Guide. If in any doubt about the use of third parties and agents, managers should raise their concerns with a higher level of management. If there is any doubt about whether a proposed arrangement meets the criteria outlined above, the situation must be referred to the appropriate Vice President and BHP Billiton legal adviser for consideration.

Where local conditions make it difficult to find representatives who meet the above criteria, the relevant business unit senior management should provide clear guidance on how the appointment of agents and third parties should be managed in relation to this policy.

Q	What should I do if I suspect improper behaviour by an agent?

A	Immediately advise the agent of your concerns. You must resolve the issue fully before proceeding further with the business matter. Document the situation fully. If you still have any doubts, discuss the issue with your manager or supervisor. You can also consult one of the other sources of advice listed in this Guide.

Q	We cannot operate in a particular country without an agent who makes payments to local officials in order to win business for the Company. If the agent’s fees are consistent with local practice, why should we worry about what they do with the money?

A	BHP Billiton will not pay bribes to win business. This policy applies equally to people who are paid to represent the Company. If you suspect that BHP Billiton funds are being used to pay bribes, you must raise the issue with local management or one of the other sources of assistance listed in this Guide and you must ensure that it is resolved.

Travel, Entertainment and Gifts

Travel

Employees are to conduct travel and entertainment in accordance with BHP Billiton Business Conduct guidelines and the BHP Billiton Travel and Entertainment Policy. Safety and security standards should be adhered to at all times and employees should familiarise themselves with BHP Billiton Asset Protection and the BHP Billiton Aviation Risk Policy prior to travel. Detailed policies and guidelines are available via the BHP Billiton Intranet.

Employees should use the contracted suppliers of domestic and international travel, transport and accommodation. Any private travel attached to business travel is to be approved prior to bookings being made. Spouse or companion accompaniment at Company expense is only allowable in special circumstances.

Entertainment

On occasion, employees will be required to entertain clients and business associates. Valid entertainment expenses include meals and events such as theatre and sporting events taken with potential or actual clients whereby a business discussion takes place during, immediately before or immediately after the event. This entertainment is dependent upon the existence of a business relationship and that this relationship would benefit the Company.

When more than one employee is present at a business meal or entertainment event, then the most senior officer must pay and claim the expense. Employees in the same location should not entertain each other and expect the Company to pay the expenses.

Gifts

Employees must exercise the utmost care about giving or receiving business-related gifts. This applies to direct payments and payments in kind, including the provision of goods or services, personal favours, and entertainment (e.g. meals, travel, etc.). Any offer of free travel and/or accommodation is to be declined. If there is a valid business purpose to attend, then BHP Billiton is to pay any travel and/or accommodation costs.

Accepting or offering gifts of moderate value is acceptable in situations where it is legal and in accordance with local business practice (i.e. where the exchange of gifts is customary and the gifts are appropriate for the occasion). However, employees must not give or accept gifts of any kind in circumstances that could be reasonably regarded as unduly influencing the recipient or creating business obligation on the part of the recipient. If there is any doubt, the situation should be referred to management.

Employees should exercise particular caution in regard to any offers of value, including hospitality, entertainment and gifts when the Company is negotiating or considering contracts and they are in a position to influence, directly or indirectly, the outcome of a decision. It is important not to give any impression that there may be an improper connection between any gift or hospitality and business opportunities. A golden rule here is disclosure. Ensuring your supervisor is aware of all gifts of any significance ensures transparency and avoids any suggestion of conflict of interest.

The monetary value of the gift, local customs, and legal requirements should be considered when determining whether a gift should be retained by an employee, handed to the Company, or returned. If it is decided that a gift should be handed to the Company, the gift should be donated to a nominated charity or made available to all employees in the work unit. The course of action will depend on the type of gift received.

The following items must not be given or accepted under any circumstances, regardless of their value: cash or personal checks; drugs or other controlled substances; product or service discounts that are not available to all employees; personal use of accommodation or transportation; and payments or loans to be used toward the purchase of personal property.

Under no circumstances should an employee request a gift of any kind from a supplier, customer, or other party with whom BHP Billiton conducts business. In addition, employees must not exchange gifts with representatives of BHP Billiton’s competitors, since the provision or receipt of such gifts may create an actual or perceived conflict of interest.

This policy also applies to employees’ immediate family members and to any agents or third parties who are employed to represent the Company.

Q	I can arrange travel and accommodation at a more competitive rate than the contracted suppliers can give us. Surely this should be allowed, as it will benefit the company.

A	No, you should not go outside the contracted suppliers unless they are not able to meet your specific travel and accommodation requirements. It is always possible to find a one-off better price, but BHP Billiton has negotiated contracts that offer significant overall savings and rebates for travel and entertainment. These savings are reliant on all employees using the preferred suppliers.

Q	At times, contractors have offered to pay for me and other employees to travel overseas for meetings and inspections. Since this occurs after the contract is awarded and the expenses are related to business rather than personal travel, is it a problem?

A	All business-related travel expenses should be paid by BHP Billiton. You must not accept offers from contractors or other parties to cover travel expenses associated with conducting BHP Billiton business. In addition, travel and accommodation must be in line with company policy and using the contracted suppliers. All air travel undertaken by BHP Billiton employees is to be in accordance with Aviation Policy, Airline Guidelines and Charter Standards.

Q	I have been asked to arrange entertainment for a group of visiting customers. Are there any guidelines on the level of entertainment that is allowed?

A	When incurring business meal and entertainment expenses employees should apply the reasonableness test of whether they would reimburse such expenditure in normal circumstances to employees they supervise.

Q	I am going to Japan to meet a new customer for the first time. It is customary in Japan to exchange gifts on these occasions. What should I do?

A	In some countries, it is considered customary and appropriate to give and receive gifts in order to build business relationships. In such cases, the exchange of gifts is allowed under BHP Billiton policy. However, you must ensure that the gifts are not extravagant. You may accept an expensive gift to avoid giving offence, but you must report it to your manager or supervisor. They will decide whether the gift should be kept, handed to the Company, or returned.

Q	We are negotiating with the Ministry for Planning in a particular country for a permit that is needed to establish an operation. The Minister has indicated that it would help his consideration of our application if he and his wife could visit BHP Billiton’s Australian operations. What should we do?

A	This kind of situation requires the utmost caution and you must consult senior management. You must not offer to provide anything that could be reasonably regarded as an attempt to unduly influence the Minister’s decision. This means that you must not pay for travel by the Minister’s wife. Travel by the Minister to Australia may be consistent with BHP Billiton policy, provided that it does not violate local laws, is not lavish and is clearly focused on increasing his understanding of BHP Billiton’s operating capabilities.

Q	I received a gift from a customer, but I am unsure of its value. How do I know if I need to disclose it to my supervisor?

A	You do not need to disclose modest items, unless other people could reasonably construe them as influencing your business decisions. You should use your best judgment to estimate the value of the gift you received and the need to disclose the matter to your supervisor or manager. If in any doubt, always err on the side of disclosure. The following examples may assist:

•	generally, a bottle of wine or spirits would be acceptable, but more than one bottle should be reported;

•	a meal paid for by customers or suppliers following a business conference would be acceptable, provided that it is not lavish. However, frequent dinner or lunch meetings should be disclosed;

•	usually, a ticket to a theatrical or sporting event is acceptable, for you and your spouse or another family member.

If you have any doubt about an item’s value or its implications in relation to an actual or perceived conflict of interest, you should discuss the situation with your supervisor or manager.

Q	May I accept a gift that bears the name or logo of another company?

A	Many companies give promotional goods to their business associates (e.g. umbrellas, hats, ties, etc.). These items typically have limited commercial or retail value because they are imprinted with the company’s logo or name. You can accept such gifts unless they are offered to you by a competitor of BHP Billiton. However, if the gift appears to be worth a significant amount of money, you must consult your supervisor or manager.

Q	One of my friends works for a BHP Billiton supplier. Does this policy mean that we cannot exchange gifts as part of our friendship?

A	You need to act according to this policy, regardless of personal friendship. Although exchanging gifts with your friend may not influence your business decisions, it is important to avoid behaviour that other people might perceive as improper. Any extravagant or expensive gift should be disclosed to your supervisor or manager.

Q	Does this policy apply to inter-company gifts? In my country, it is common practice for companies to donate prizes for events or activities held by other companies. Is this acceptable?

A	Employees must obtain approval from a manager or supervisor before offering or accepting inter-company gifts. BHP Billiton will not provide or accept gifts that are excessively large or luxurious and all gifts should be appropriate for the circumstances. Gifts must never be used to try to influence another company’s business decisions. You should contact External Affairs in your business unit for more detailed guidance regarding sponsorships, donations and similar issues.

Q	I have been finalising an important contract with a supplier who has just sent me a lavish gift. How do I tell the difference between a gift and a bribe and should I keep it?

A	The supplier may be acting with good intent but with very poor judgment, particularly given the timing of the gift. It is important that you disclose any offers of this type. You should return the gift to the supplier and explain our policy. It is sometimes difficult to tell the difference between a gift and a bribe. A bribe is usually offered in secret and gifts are offered openly as a gesture of goodwill. A gift is intended to recognise and to enhance a business relationship whereas a bribe creates an obligation on the recipient.

Conflicts of Interest

Employees should not engage in activities or hold or trade assets that involve, or could appear to involve, a conflict between their personal interests and the interests of BHP Billiton (i.e. conflict of interests). Such circumstances could compromise or appear to compromise the employee’s ability to make impartial business decisions. If in any doubt you should disclose an issue to your supervisor to ensure it can be adequately considered.

In particular:

•	Neither employees nor their immediate family members should have interests or investments in a competitor, customer, partner, or supplier of BHP Billiton that would create a conflict of interest. Conflicts of interest would not usually arise out of merely holding shares in such a company. However, conflicts would arise if, for example, an employee had shares in a family company that was a supplier to BHP Billiton and the employee was able to influence decision-making regarding the award of contracts to that company.

•	Similarly, employees should not hold positions in or have relationships with outside organisations that have business dealings with BHP Billiton if the employee’s position in the Company allows them to influence these transactions.

•	Employees should remove themselves from a situation where their nationality, or other personal status or characteristics, places them at personal legal risk for conducting otherwise lawful business of the Company.

•	Other than in exceptional circumstances where particular arrangements may be authorised, no employee should be in a position of influence regarding the employment conditions (e.g. work assignment, compensation, etc.) or performance assessment of a family member.

•	Employees should not take additional employment with outside organisations or operate their own business if such employment or activity will create an actual or perceived conflict of interest (e.g. employment with a competitor, customer, or supplier).

•	Employees must obtain approval from their manager or supervisor to participate in recreational activities provided by customers or suppliers. Employees must decline such invitations, particularly if they involve consecutive days, overnight accommodation, or activities for which costs may be excessive, unless management determines that there are compelling business reasons for the employee to attend. In this case, BHP Billiton will cover travel and accommodation costs and other related expenses. Managers and supervisors must ensure that BHP Billiton’s practices in relation to inviting suppliers and customers to attend Company-sponsored recreational activities are consistent with this approach.

Employees must advise their manager or supervisor of situations that could involve an actual or perceived conflict of interest and remove themselves from any discussion or activity involving the conflict. It is the manager or supervisor’s responsibility to ensure that the matter is properly reviewed, including whether it is appropriate for the employee to resume in any discussions or activities that involve the conflict.

Q	May I hire my brother to do some contract work for the Company if his rates are the best rates available?

A	In exceptional circumstances particular arrangements may be authorised, but BHP Billiton generally prohibits business dealings with employees’ family members. Regardless of your brother’s rates, the Company will not hire him as a contractor if he will be working under your supervision or if you have any influence over the decision to employ him.

Q	My husband works for a local company that supplies our plant. Sometimes I am responsible for purchasing supplies from them. What should I do?

A	Advise your manager or supervisor. You should be removed from any transactions involving your husband’s company. A competitor of your husband’s company could claim that you are discriminating in his favour.

Q	My daughter is seeking employment and has expressed an interest in working for BHP Billiton. What is the Company’s policy on this?

A	Your daughter can apply for employment with BHP Billiton, as long as the position for which she applies does not report to you. Her application will be evaluated according to the same criteria as all other applications. You cannot use your influence or position to affect the hiring process.

Q	My wife works for one of BHP Billiton’s competitors. Does this constitute a conflict of interest?

A	No. However, you should discuss the situation with your manager or supervisor to make sure you are not given assignments that would create a conflict of interest.

Q	A supplier has invited me to attend a conference that is being held at a resort facility. There will be a seminar in the morning, but the rest of the day can be spent on recreational activities. May I attend?

A	Discuss the invitation with your manager or supervisor. You can go if it is decided that your attendance would be beneficial to the Company and would not be seen as improper by other suppliers. If you attend, BHP Billiton will cover your travel costs and other related expenses.

Q	My department is thinking about hiring a public accounting firm as a consultant on an upcoming project, but the best-qualified firm already acts as our auditor. Would it be a problem if we hired them for the project?

A	It is not normal practice for the accounting firm acting as BHP Billiton’s auditor to be hired as a consultant on Company projects. If the accounting firm is the most suitably qualified, you should refer the matter to the Vice President Group Accounting and Reporting for approval before any commitments are made. It is important to ensure no conflict of interest will arise with respect to the firm’s role.

Outside Activities

Employees must receive approval under the BHP Billiton Approval Framework before accepting a directorship in another business corporation, statutory authority, or similar body. The Board will consider each case on its merits. Generally, approval is limited to one directorship per employee.

Company approval is required for positions in government advisory bodies, political parties, professional institutions, trade associations, charitable, public, social, or sporting organisations and similar groups if the position:

•	has senior or high status;

•	will involve a significant amount of the employee’s time to the extent that it could affect their ability to fulfil their responsibilities to the Company;

•	is likely to involve public controversy; or

•	will involve activities or features that are or could be incompatible with BHP Billiton’s policies or standards.

Employees should obtain Company approval before accepting any significant payment for their involvement with an advisory board or similar group, including reimbursement for travel and related expenses.

Whenever an employee participates in an outside activity, it is their responsibility to ensure that any opinions they express are clearly their personal views and cannot be interpreted as the views of the Company. If a view is expressed on an issue of sensitivity to the company it is likely that this will not be regarded as personal by third parties.

Employees are discouraged from taking additional employment with outside organisations or operating their own business and they should seek BHP Billiton management agreement before doing so.

Any employee whose situation may require Company approval should advise their manager or supervisor. Where necessary, requests for approval should be referred to the head of the relevant BHP Billiton business.

Q	May I participate in voluntary organisations such as school committees and service clubs?

A	Yes. You are encouraged to participate in professional and community organisations and similar groups. However, appointments or activities that meet any of the criteria outlined above should be discussed with your manager or supervisor.

Q	I have been asked to become one of the directors of a non-profit social service organisation with which I am involved. The organisation has nothing to do with BHP Billiton. Does the Board need to approve this kind of directorship?

A	You should discuss the appointment with your manager or supervisor if the position will have a high public profile, involve heavy demands on your time, or meet any of the other criteria outlined. You do not need Board approval for directorships in organisations that are not engaged in business activities and with which you are associated solely for personal reasons.

Q	I would like to participate in a political party that does not share the Company’s views on certain issues. Can BHP Billiton tell me that I cannot become involved?

I think that I have the right to do whatever I want to do outside of working hours.

A

You can hold a position in a political party, but you should get senior management approval if the position meets any of the criteria outlined. BHP Billiton would also be concerned if your political involvement affected your ability to act in the best interests of BHP Billiton and in accordance with Company policy, or if it involved speaking out publicly against the Company.

Q	I have been offered a part-time job with another company, working mainly weekends. This will not interfere with my work at BHP Billiton, can I accept?

A	It is expected that full-time employees will discuss additional employment with their supervisor or manager. Generally it is allowable for you to accept outside employment, provided this does not impact on your employment with BHP Billiton and does not create a potential conflict of interest. You should not accept employment with a competitor, supplier or major customer of BHP Billiton.

Cultural Sensitivity

Employees who accept an international assignment are responsible for familiarising themselves and their accompanying family members with the norms, laws and customs of the country in which they will be living and working. To assist with this, it is BHP Billiton’s policy to arrange orientation training regarding local customs and business practices that will ensure that they can effectively perform their job. Where appropriate, BHP Billiton will also provide assignees and accompanying family members with cultural training and information about living conditions that will help them to reside successfully in their host location.

It is impossible, however, for training to address all of the issues that may arise while living in a foreign environment. Consequently, it is the assignee’s responsibility to ensure that they fully understand the cultural implications of their behaviour at all times and to seek advice from local management if they have questions about particular actions, words, customs, etc. International assignees and their families travel to foreign locations at the Company’s request. They are often regarded as de facto ambassadors for the Company and must ensure that their behaviour reflects positively upon themselves and BHP Billiton.

Employees who are not international assignees but whose jobs involve business dealings with other countries must also be aware of and understand the customs and commercial practices of those countries.

VIOLATIONS OF COMPANY POLICIES AND STANDARDS

All employees are expected to adhere to the policies and standards described in this Guide. Employees who violate these policies or standards may be subject to disciplinary action up to and including dismissal.

All employees are expected to adhere to the policies and standards described in this Guide. Any waiver of the standards or policies for executive officers or directors may be made only by the Board or the Audit Committee of the Board and must be promptly disclosed to shareholders. Employees or directors who violate these policies or standards may be subject to disciplinary action up to and including dismissal.

If the situation involves a violation of law, the matter may also be referred to the appropriate law enforcement authority for consideration. Managers and supervisors will be held accountable not only for their own business conduct but also that of their staff.

Where, following inquiry, the Company is satisfied that a violation has occurred, the nature of any disciplinary action will be determined by relevant management, in consultation with other appropriate sources of advice (e.g. Human Resources). The nature of the disciplinary action will depend on the seriousness of the violation and other relevant circumstances. Examples of disciplinary alternatives include an oral or written warning, counselling on misconduct, transfer to a lower status position and level of responsibility, suspension and dismissal.

The Company will not tolerate any form of punishment, disciplinary or retaliatory action being taken against an employee arising from compliance with BHP Billiton’s policies and standards.

ACCOUNTABILITY

Responsibilities of All Employees

All employees are expected to be familiar with the contents of this Guide. Employees must also have a detailed understanding of Company policies and standards that directly relate to their job.

All employees and directors are expected to be familiar with the contents of this Guide. They must also have a detailed understanding of Company policies and standards that directly relate to their job.

It is every employee’s responsibility to comply with the policies and standards relating to their work and to seek assistance from a manager or supervisor, BHP Billiton legal adviser, or other source of advice listed in this Guide if they do not fully understand a policy or how that policy should be applied.

Responsibilities of Managers and Supervisors

Managers and supervisors must take all reasonable steps to ensure that BHP Billiton’s employees and, where appropriate, consultants, contractors and partners are aware of and comply with the policies and standards in this Guide. They must consult the next level of management if problems occur. Managers and supervisors must also:

•	ensure that all employees and where appropriate, contractors, have access to Company policies and procedures;

•	respond promptly and seriously to employees’ concerns and questions about business conduct issues and seek further assistance if required; and

•	demonstrate exemplary behaviour that other employees can follow.

Responsibilities of the Board and Executives

Management is responsible to the Board, through the Managing Director and CEO, for the Company’s performance under this Guide.

Under the Managing Director, the heads of each business and the senior managers who report directly to them have operational responsibility for ensuring compliance with the Guide. In meeting this responsibility, they must ensure that each business:

•	promotes a workplace environment that encourages honest and open communication about business conduct issues, emphasises the importance of operating in accordance with BHP Billiton’s Charter, standards, policies and avoids placing pressure on employees to deviate from these standards and policies;

•	establishes internal reporting and approval processes that address high risk areas in relation to business conduct and ensure that breaches are appropriately investigated and appropriately handled;

•	prepares supplementary guidance for employees about how to conduct business in particular markets or countries consistent with the standards and policies set out in this Guide;

•	undertakes business conduct awareness training consistent with this Guide and tailored to the operational needs of the business;

•	establishes procedures for reviewing the credentials of its consultants, contractors, partners, etc. before entering agreements with them; and

•	incorporates the values, standards and policies outlined in this Guide in its performance management processes, employment contracts, induction procedures, industrial agreements and similar systems.

Global Ethics Panel

To promote the effective implementation of this Guide, BHP Billiton has established the Global Ethics Panel.

The Panel’s objectives are:

•	to promote and support high standards of ethical conduct consistent with the BHP Billiton Charter;

•	to serve as an information resource for employees and business units about how to comply with the policies and standards in the Guide;

•	to provide a mechanism for sharing experience across the Company in relation to business conduct issues;

•	to regularly review the Guide and, when necessary, modify it or produce supplementary guidance; and

•	to report regularly on compliance with the Guide and emerging policy issues and oversee the process for handling breaches of business conduct.

The Global Ethics Panel comprises business representatives and Corporate representatives from relevant functional areas (i.e. Group Audit Services, Human Resources and Legal), and up to two people from outside BHP Billiton.

Members from outside the Company are chosen based on their relevant experience and standing. The Chairperson will be nominated by Panel members and endorsed by the Chief Executive. The position will rotate approximately every two years.

The Panel will generally meet quarterly, with additional meetings or consultations held as required. Employees can raise issues with the Global Ethics Panel by contacting any of the members.

A list of current members of the Gobal Ethics Panel is available on the BHP Billiton intranet:

http://bhpbilliton.net/default.asp?content=/repository/companyInfo/commonStandards/guideBusinessConduct/guideBusinessConduct.asp

Business Reporting Requirements

Reporting of Non-Compliance with Charter and Policies

Businesses are required to report all issues, apart from fraud related issues, involving serious breaches and instance of non-compliance with the Company Charter and policies to the Global Ethics Panel, through the Panel Chairman, Graham Evans, Vice President Government and Community Relations.

Serious breaches include any conduct or event involving impropriety which:

•	may have a serious business impact; or

•	may seriously compromise the reputation of the Company.

Any such breach or alleged breach, whether it comes to light through the Business Conduct Helpline, within a Business or otherwise must be notified without delay to the Chairman of the Global Ethics Panel. The Chairman, in consultation with relevant business and functional personnel, is to agree an appropriate process for investigation and decision-making, regard being given to issues of independence, the need for legal or other advice, and the appropriate extent of line management participation.

The Panel Chairman will also inform senior management of the steps being taken and advise the Executive Committee, and in appropriate cases the Risk Management and Audit Committee. The Chairman will ensure that the Executive Committee, the Global Ethics Panel and the Risk Management and Audit Committee are informed of the outcome where a breach is found to have occurred or there are other aspects of concern.

In addition to reporting specific cases, businesses should also report to the Global Ethics Panel on any business conduct initiatives implemented and challenges or difficulties encountered in complying with this Guide and company policies. This will help BHP Billiton evaluate the effectiveness of its existing policies and procedures, to determine where additional or amended guidance is needed, and to identify areas where improvement in the Company’s performance under the Guide is required.

Reporting of All Fraud

Related Issues

All businesses are required to immediately report suspected frauds, misappropriations and any instances of suspected bribery, corrupt acts or business transactions to Glenn Field, Group Manager Audit Services. This includes any acts or transactions involving employees, suppliers, contractors or business partners which:

•	may expose BHP Billiton or individual officers to criminal liability or to other financial penalties in excess of US $10,000, including bribes, fraud, kick-backs, inside trading and competition law/antitrust breaches; or

•	may involve financial loss to the Company in excess of US$10,000.

All instances should be reported immediately through the Group Audit Services Fraud Hotline:

Tel: +27 11 376-3053 (or 3025)

by Fax: +27 11 838 5798

by E-Mail: Glen.Field@BHPBilliton.com

In all cases where fraud is suspected, do not confront the parties involved. Where illegal activities are suspected, local management is responsible for securing all documentary evidence and Company assets, taking steps to safeguard financial records, including access to computerised networks and systems and contacting Group Audit Services.

Group Audit Services is responsible for the investigation of all issues involving fraud or misappropriation. The Group Manager Audit Services will bring to the attention of the Global Ethics Panel through the Chairman any relevant reports or incidents which may involve breaches of the Business Conduct guidelines.

DEALING WITH A CONCERN

Identifying a Business Conduct Issue

It is often difficult to recognise when a business conduct issue is happening, especially at work where interaction with other employees, different perspectives and business pressures can override awareness of some of the risks associated with decisions.

Every employee is responsible for acting consistently with the Charter and with the policies and standards described in this Guide. If you have any doubts about the appropriateness of your behaviour ask yourself the following questions before you act;

•	is my behaviour, or the decision I am about to make, in line with the BHP Billiton Charter and values?

•	could my behaviour directly or indirectly cause injury or endanger anyone’s health? (In this case, do not take the action creating the risk.)

•	would my behaviour comply with all relevant laws and regulations?

•	would my behaviour violate any Company policies or standards?

•	would this behaviour make me feel uncomfortable or uneasy?

•	could I feel comfortable telling my work colleagues, family and friends about my behaviour? and

•	how would this behaviour appear to others if it was described in the newspaper headlines or on the television news?

If you still have concerns discuss the situation with your manager, supervisor or one of the other sources of advice listed in the Guide.

Where to Go for Assistance

If you think a decision or action may be inconsistent with the Charter and the policies and standards described in this Guide, or if you are unclear about what to do in a specific situation, you should raise the issue promptly.

Whenever possible, you should first discuss issues with your immediate supervisor or manager. If you feel unable to do this, there are a number of other avenues for raising a question or concern. You can contact:

•	the next level of management;

•	the Human Resources, Legal, or Group Audit Services representative for your business unit (refer Group Audit Services intranet site for relevant information);

•	the manager responsible for the policy area concerned;

•	the regional BHP Billiton Business Conduct Helpline; or

•	a member of the BHP Billiton Global Ethics Panel.

The people who have been listed in this Guide as sources of advice are responsible for promptly responding to your questions and concerns regarding business conduct. They must provide accurate information and advice consistent with the policies, standards and principles outlined in the Guide. All concerns and questions will be treated seriously.

The course of action required to resolve a concern will depend on the nature of the issue and its severity. It may be possible to resolve a matter by involving only one person or the Helpline. However, some situations may require advice and input from additional sources (e.g. legal advisers, auditors, etc.). In all cases, confidentiality will be maintained to the highest degree possible.

Employees who raise genuine concerns will not be subject to retribution or disciplinary action. If you believe that you will be punished or have been punished for reporting or supplying information about a genuine concern, you should advise management, call the Helpline, or discuss the situation with one of the other sources of assistance listed.

At times, complying with the policies and standards described in this Guide will affect BHP Billiton’s chances of winning or retaining business. Situations that involve a conflict between upholding BHP Billiton’s policies and protecting the Company’s short-term commercial interests should be openly and honestly discussed. These situations must be resolved in a manner that does not compromise BHP Billiton’s business conduct standards.

Business Conduct Helpline

The BHP Billiton Business Conduct Helpline is an internal worldwide service for employees to question or express concerns about business conduct issues, including those covered in this Guide.

Whenever possible, you should first discuss your issue with your supervisor or manager.

Helpline advisers have received training on business conduct issues and will treat all Helpline calls with courtesy and discretion. Callers may choose to remain anonymous, however, employees are encouraged to provide their name and contact details, especially if the issue requires further investigation. BHP Billiton does not track the phone number or location of callers to the Helpline. A confidential voicemail service is available to receive calls out of business hours.

The circumstances of each situation will determine the level of confidentiality that can be maintained but, in most cases, a caller’s identity can be protected unless criminal charges are involved. The Helpline adviser will inform the caller if it is necessary to divulge the nature or source of the call to any other person.

Helpline advisers are located to provide easy access for most BHP Billiton employees and International Freecall numbers are available for most countries. Where Freecall is not available, ring the appropriate Helpline adviser direct. For reverse charges, place your call through an operator (where available).

Regional helpline advisors are available and up-to-date names of advisors and contact details can be found on the BHP Billiton intranets site at:

http://bhpbilliton.net/default.asp?content=/repository/companyInfo/commonStandards/guideBusinessConduct/guideBusinessConduct.asp

You can contact any of the helpline advisors as follows*:

Liz Krien

(Australia/Asia)

Australia 1800 678 950

China 10800 610 0266

Indonesia 001 803 61 325

Japan 00531 61 0028

Singapore 8006161 702

Direct: +61 3 9609 4000

Bill Smith

(Europe/North Africa/Middle East)

UK 0800 328 0833

Direct: +44 20 7802 4149

Richard Hasler

(North America/South America)

USA 1800 248 4109

Canada 1877 605 3509

Chile 123 0020 3526

Brazil 000861 7508

Direct: +51 84 301 150

extension 2023

Deon Groenewald

(Southern Africa)

South Africa +27 800 993 126

Direct: +27 11 376 2486

By E-Mail:

Confidential contact can be made through e-mail at:

BusinessConduct@BHP Billiton.com

By Fax:

+61 3 9609 4420

By Mail:

BHP Billiton Business Conduct

GPO Box 86A

Melbourne Victoria 3001

Australia

Group Audit Services Fraud Hotline

All instances of fraud should be reported immediately through the Group Audit Services Fraud Hotline.

This service has been set up to ensure the Company is capable of immediate response to fraud related issues. This includes suspected frauds, misappropriations and any instances of suspected bribery, corrupt acts or business transactions involving employees, suppliers, contractors or business partners.

Contact Glenn Field, Group Manager Audit Services, on the Group Audit Services Fraud Hotline:

Tel: +27 11 376-3053 (or 3025)

by Fax: +27 11 838 5798

by E-Mail: Glen.Field@BHPBilliton.com

Q	What will happen when I contact the Helpline?

A	If you have a question or need clarification on a matter, you will receive a prompt answer, usually in the same call or via return E-mail. If further investigation or follow-up is required, a response will usually be provided within two business days of your initial discussion. If you wish to remain anonymous, a call reference number or code name will be provided to enable follow-up communication.

Q	What is a ‘genuine concern’? If my concern proves to be unfounded, will I be punished?

A	If you have a reasonable basis for believing that a decision or action is inconsistent with the policies and standards described in this Guide, you should raise the issue. If you do, even if your concern is not supported there will be no action taken against you. If anyone knowingly provides false information, the company will take disciplinary action.

Q	Will I get into trouble with my supervisor if I contact the Helpline about a concern?

A	No. You should raise any concerns with your supervisor first, but if this is unsuccessful or you are too uncomfortable, you should call the Helpline or contact another source of advice listed in this Guide. BHP Billiton encourages employees to raise genuine concerns about business conduct. Retaliation against employees who use the reporting arrangements in good faith will not be tolerated.

Q	What will happen if I report a policy violation in which I am personally involved?

A	If you have been involved in activities that violate Company policy, you will be appropriately disciplined, but you will also be given full credit for disclosing the violation voluntarily, in any subsequent decisions. Consequences are likely to be worse for you if the Company learns of the violation in some other way.

Q	What should I do if I discover that one of BHP Billiton’s contractors or partners has violated the policies or standards in this Guide?

A	If a consultant, contractor or partner violates a BHP Billiton policy or fails to meet the standards established in this Guide, you should advise senior management in the relevant business. Senior management is responsible for determining the most appropriate course of action and for ensuring that the issue is resolved.

Q	I have been approached and asked to disclose confidential information about the Company’s business on the grounds that it would be in the public interest. What should I do?

A	If you have a concern about particular information or the handling of an issue you should first raise the matter with your supervisor or manager, or seek guidance from the other sources of advice listed in this Guide. BHP Billiton is committed to honest and open communication about business conduct issues and to resolving these issues internally in a way that meets the needs of all affected parties.